                                                                    Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges
(Dollars in millions, except ratios)

                                                                                                               Three Months Ended
                                                                    Year Ended November 30,                       February 28,
                                             ---------------------------------------------------------------  --------------------
                                                                                                   Pro Forma             Pro Forma
                                                1998       1999       2000       2001       2002      2002       2003       2003
                                             ---------  ---------  ---------  ---------  --------- ---------  ---------  ---------
Pre-tax income (loss) from continuing
 operations before adjustment for minority
 interests in consolidated subsidiaries or
 income or loss from equity investees        $    70.4  $    58.5  $     6.7  $   (11.9) $     6.5 $    (4.5) $    (7.1) $    (9.8)

Less: Capitalized interest                        (0.1)      (0.3)      (0.4)      (0.4)        --        --         --         --

Amortization of interest previously
 capitalized                                        --         --         --         --        0.1       0.1         --         --
                                             -------------------------------------------------------------------------------------

Adjusted pre-tax income (loss) from
 continuing operations before adjustment
 for minority interests in consolidated
 subsidiaries or income or loss from equity
 investees                                   $    70.3  $    58.2  $     6.3  $   (12.3) $     6.6 $    (4.4) $    (7.1) $    (9.8)
                                             =====================================================================================


Fixed Charges:

Interest expense, including capitalized
 interest                                    $     8.0  $    18.9  $    15.1  $    14.4  $     8.1 $    20.5  $     2.0  $     5.0
Amortization of debt issuance costs                 --        0.2        0.5        0.7        1.2       1.1        0.4        0.3
Imputed interest portion of rent expense           1.3        2.0        2.3        2.8        2.7       2.7        0.4        0.4
                                             -------------------------------------------------------------------------------------
Total Fixed Charges                          $     9.3  $    21.1  $    17.9  $    17.9  $    12.0 $    24.3  $     2.8  $     5.7
                                             =====================================================================================

Pre-tax income (loss) from continuing
 operations before adjustment for
 income from equity investees plus fixed
 charges                                     $    79.6  $    79.3  $    24.2  $     5.6  $    18.6 $    19.9  $    (4.3) $    (4.1)
                                             =====================================================================================

Ratio of Earnings to Fixed Charges - a             8.6        3.8        1.4         --        1.5        --         --         --
                                             =====================================================================================


a For fiscal 2001, the ratio was less than 1.0x and was deficient by $12.3 million. For the pro forma fiscal 2002, the ratio was less than 1.0x and was deficient by $4.4. For the three month period ended February 28, 2003 the ratio was less than 1.0x and was deficient by $7.1 million. For the pro forma three month period ended February 28, 2003, the ratio was less than 1.0x and was deficient by $9.8 million.